F/m Funds Trust

Attention: Secretary

c/o Ultimus Fund Solutions, LLC

225 Pictoria Drive

Cincinnati, Ohio, 45246

April 20, 2022

Matthew Swendiman, Esq.

Key Bridge Compliance LLC 3050 K Street NW Suite 201

Washington, DC 20007

Dennis Mason

Key Bridge Compliance LLC 3050 K Street NW Suite 201 Washington, DC 20007

Re: Engagement

Dear Mr. Mason:

F/m Funds Trust (the “Trust”), an Ohio business trust, on behalf of each of its series listed on Schedule A hereto, as the same may be amended from time to time, (each, a “Fund” and collectively, the “Funds”), is pleased to engage Key Bridge Compliance LLC (“Key Bridge”) for the purposes of providing the services of Dennis Mason (“Mason”) as the Chief Compliance Officer for the Trust and each Fund, subject to the terms and conditions set forth below. If Key Bridge and Mason are in agreement with those terms, the Trust, on behalf of the Funds, requests that you countersign and return this letter agreement (the “Agreement”) to the Trust.

1.                   Engagement; Term. The Trust hereby engages Key Bridge, and Key Bridge hereby accepts such engagement and agrees to furnish Mason to serve as a Chief Compliance Officer for the Trust, on behalf of the Funds, upon the terms and conditions hereinafter set forth, for a term commencing on April 30, 2022 (the “Effective Date”) and continuing until this Agreement is terminated in accordance with Section 4 (the “Term”). Notwithstanding the foregoing, Key Bridge and Mason acknowledge that on at least an annual basis the continuation of this Agreement for an additional year shall be submitted to the Trust’s Board and its Independent Trustees (as defined below) for formal approval.

2.	Duties; Conduct.

(a)                During the Term, Mason shall report solely to the Board of Trustees of the Trust (the “Board”). Mason will be responsible for performing all activities as are customary for a CCO including, without limitation, the responsibilities mandated by Rule 38a-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), and related federal laws and regulations promulgated by the Securities and Exchange Commission or other regulatory agency or self-regulatory organization with jurisdiction over the Trust. For absence of doubt, such services shall include, but are not limited to, those services set forth in Exhibit A hereto. Without limiting

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the generality of the foregoing, Mason will also have such duties or responsibilities as may from time-to-time be assigned by the Board, including without limitation, attending, whether in-person, telephonically or via video conference, regularly- scheduled meetings of the Board and special meetings of the Board as requested by the Board. In addition, Mason shall, no less frequently than annually, meet separately with the Trustees of the Trust who are not “interested persons” (as defined in the 1940 Act) of the Trust (the “Independent Trustees”).

(b)               Subject to Section 5 of this Agreement, Mason and Key Bridge shall not be prohibited from undertaking or entering into additional consulting agreements or other business activities, provided that the performance by Mason and Key Bridge of their duties under such additional agreements or business activities will not impair their ability to perform their obligations under this Agreement.

3.	Compensation and Expenses.

(a)                Except as otherwise provided in Section 4(d), as full compensation for all services to be provided by Mason and Key Bridge hereunder, the Trust will pay Key Bridge and Key Bridge will accept monthly consulting fees in the amount of $1,000 per Fund, payable on or about the last business day of each month. Subject to prior approval in writing by the Board, for additional services performed by Key Bridge that are outside of the scope of responsibilities set forth in Section 2 and Exhibit A hereto, the Trust shall pay Key Bridge at an hourly rate of $450 per hour for such services performed.

(b)               The Trust will reimburse Key Bridge for all reasonable and necessary travel and lodging expenses as may be incurred by Mason during the Term in the performance of the duties and responsibilities assigned to him under this Agreement. Such reimbursements shall be made by the Trust on a timely basis upon submission by Key Bridge of proper documentation therefor in accordance with the Trust’s standard expense reimbursement procedures.

4.	Termination.

(a)                A majority of the Independent Trustees of the Trust may terminate this Agreement, without penalty, at any time upon written notice to Key Bridge and Mason.

(b)               This Agreement and the engagement hereunder shall terminate immediately upon Mason’s death or “Total Disability.” For purposes of this Agreement, “Total Disability” shall mean Mason’s failure to perform the duties and responsibilities contemplated under this Agreement for a period of more than ninety (90) days during any consecutive 12-month period due to physical or mental incapacity or impairment.

(c)                    Subject to the provisions of Section 7, Mason and Key Bridge jointly may terminate this Agreement at any time for any reason or no reason upon ninety (90) days’ prior written notice to the Trust.

(d)               In the event this Agreement is terminated pursuant to Section 4(a), Section 4(b) or Section 4(c) above, the Trust shall pay to Key Bridge (or Mason’s spouse or estate, as the case may be) within thirty (30) days after any such termination, only the following: (i) any accrued but unpaid fees prorated to the date of termination pursuant to Section 3(a) above; and (ii) any accrued but unpaid approved expenses required to be reimbursed pursuant to Section

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3(b) above.

5.                   Work Product; Non-competition; Non-solicitation; Non-disclosure of Proprietary Information/Confidential Records.

(a)                Work Product. All records, files, memoranda, reports, customer information, client lists, documents, equipment, and the like, relating to the business of the Trust that Mason or Key Bridge shall use, prepare, or come into contact with, shall remain the sole property of the Trust. Mason and Key Bridge agree that, on request of the Trust, and in any event upon the date of any termination of this Agreement, Mason and Key Bridge shall turn over to the Trust all documents, papers, or other material in the possession or control of either or both of Mason and Key Bridge which may contain or be derived from confidential information, together with all documents, notes, or other work product related to or derived from the services to the Trust provided hereunder. Mason and Key Bridge each agree that they shall have no proprietary interest in any work product developed or used by Mason or Key Bridge and arising out of this Agreement.

(b)               Non-Interference. Key Bridge and Mason acknowledge and recognize the highly competitive nature of the Trust’s business and accordingly agree that during the Term, neither Key Bridge nor Mason will, except in the course of carrying out Mason’s official responsibilities as CCO, directly or indirectly interfere with business relationships (whether formed before or after the date of this Agreement) between the Trust or any of its affiliates and any customers, suppliers, partners, members or investors in a Fund or any of their affiliates.

(c)                Non-Solicitation. During the Term, and for a period of 12 months following the date of termination of this Agreement, neither Key Bridge nor Mason will recruit or hire any current employee of or consultant to the Trust, the Trust’s investment adviser(s) and/or sub-advisers (collectively, the “Investment Advisers”), administrator(s) or any other service provider to the Trust (collectively, the “Fund Entities”) (or any person who was an employee of or consultant to any Fund Entity within the prior 12 months), or otherwise solicit or induce, directly or indirectly, or cause other persons to solicit or induce, any such employee or consultant to leave the employment or service of any Fund Entity, to become an employee of or otherwise be associated with Key Bridge, Mason or any company or business with which Key Bridge or Mason is or may become associated or to encourage or assist in the hiring process of any employee of or consultant to any Fund Entity or in the modification of any such employee’s or consultant’s relationship with any Fund Entity

(d)               Proprietary Information/Confidential Records. Key Bridge and Mason acknowledge that, during the course of the engagement hereunder, Key Bridge and Mason will necessarily have access to and make use of customer information, trade secrets, and other proprietary information and confidential records of the Trust and the Trust’s affiliates. Key Bridge and Mason hereby covenant that neither of them: (i) shall, during the Term or at any time thereafter (irrespective of the circumstances under which this Agreement may terminate) directly or indirectly, use for its or his own purpose or for the benefit of any person or entity other than the Trust, make available, sell, disclose, make known or otherwise communicate any such proprietary information and confidential records to any individual or entity other than in the course of Mason’s duties as CCO hereunder and for the benefit of the Trust, unless such use or

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disclosure has been authorized in writing by the Board or is otherwise required by law; and (ii) shall exercise due care and diligence to protect such proprietary information and confidential records from any use in contravention of (i) above.

Key Bridge and Mason further agree that neither of them shall retain, and will deliver promptly to the Trust, any confidential records following termination of this Agreement hereunder for any reason or upon request by the Trust. All confidential records shall be and remain the sole property of the Trust or, as applicable, the Fund Entities during the Term and thereafter.

For purposes of this Section 5, “proprietary information” shall not include information which (i) is or becomes generally available to the public other than as a result of a breach of this Agreement by Key Bridge or Mason; (ii) was within Key Bridge’s or Mason’s possession or knowledge prior to its being furnished to the Trust, provided that the information was not obtained in connection with the engagement hereunder; or (iii) is independently developed by Key Bridge or Mason other than in connection with the engagement hereunder.

For purposes of this Section 5, “confidential records” means all correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape or electronic or other media or equipment of any kind which may be in Mason’s possession or under his control or accessible to him which contain any proprietary information of the Trust, its affiliates or Fund Entities.

(e)                Enforcement. Key Bridge and Mason agree that the remedy at law for any breach or threatened breach of any covenant contained in this Section 5 would be inadequate and that the Trust, in addition to such other remedies as may be available to it at law or in equity, shall be entitled to institute proceedings in any court or courts of competent jurisdiction to obtain damages for breach of this Section 5 and injunctive relief.

6.                   No Conflict. Key Bridge and Mason covenant that neither of them is now, and shall not become, party to or subject to any agreement, contract, understanding or covenant, or under any obligation, contractual or otherwise, in any way restricting or adversely affecting Key Bridge’s or Mason’s ability to act for the Trust in all of the respects contemplated hereby.

7.                   Cooperation. Key Bridge and Mason shall cooperate fully with the Trust in the prosecution or defense, as the case may be, of any and all actions, governmental inquiries or other legal proceedings in which the Trust becomes involved and with respect to which Key Bridge’s or Mason’s assistance may be requested by the Board. Such cooperation shall include, among other things: making documents relating to the Trust, its affiliates or the Fund Entities in Key Bridge’s or Mason’s custody or control available to the Trust, its counsel, or counsel to the Independent Trustees of the Trust; being available for interviews by the Trust, its counsel, or counsel to the Independent Trustees; and being available to appear as a witness, at deposition, trial or otherwise. Any agreed upon additional hourly services and reasonable vouchered out-of-pocket expenses incurred by Key Bridge or Mason in the fulfillment of its or his obligations under this Section 7 shall be reimbursed by the Trust.

The provisions of this Section 7 shall survive the termination or expiration of this Agreement; provided, however, that Key Bridge’s and Mason’s obligations under this Section 7 subsequent to the effective date of any termination of this Agreement shall be on terms to be negotiated between Key Bridge, Mason and the Board in good faith. Following the effective date of any termination of this Agreement, Key Bridge and Mason shall cooperate with the Trust, as

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requested by the Board, to effect a transition of their responsibilities and to ensure that the Trust is aware of all matters then being handled by them. Key Bridge and Mason shall receive compensation for such transitional services provided, however, that such additional compensation shall be subject to the prior agreement of all parties hereto.

8.                   Indemnification. The Trust shall indemnify and hold harmless Key Bridge and Mason to the fullest extent permitted by New York law in effect on the date hereof against all actual claims, actual liabilities, reasonable attorney’s fees, actual judgements, actual expenses and actual charges in connection with the services herein (collectively, “Losses”), except those Losses caused by the willful misfeasance, bad faith or gross negligence of Key Bridge or Mason in the performance of its or his duties hereunder or the reckless disregard by Key Bridge or Mason of its or his obligations or duties hereunder, or those injuries caused by deviations from relevant professional standards of conduct. To the fullest extent permitted by New York law, in no event shall Key Bridge or Mason be liable for special, consequential, exemplary or punitive damages.

9.	Insurance.

9.1          During the Term, the Trust will ensure that Mason, in his capacity as CCO of the Trust, is included on the Trust’s Directors and Officers/Errors and Omissions policy, or such other similarly named policy, which policy shall be at the same coverage levels and upon the same terms as for the other Trust officers, and such coverage shall be reasonable and adequate for his capacity as CCO of the Trust.

9.2          During the Term, Key Bridge will, at its expense, carry and maintain professional liability (errors and omissions) with a minimum single limit of $1,000,000 to cover those liabilities caused by Key Bridge’s errors, omissions or negligent acts related to the professional services being provided by Key Bridge and/or Mason pursuant to this Agreement.

10.                   Notices. Any notice, consent, request or other communication made or given in accordance with this Agreement shall be in writing delivered to the party entitled thereto by: (i) personal delivery; (ii) facsimile with confirmation of receipt; (iii) email with confirmation of receipt; or (iv) registered or certified mail, return receipt requested. The notice, consent, request or other communication shall be deemed to have been received upon personal delivery, upon confirmation of receipt of facsimile transmission, or, if mailed, three business days after mailing. Any notice, consent, request or other communication made or given in accordance with this Agreement shall be made to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

To the Trust:

Alexander Morris, Chairman

c/o F/m Funds Trust

3050 K Street NW Suite 201

Washington, DC 20007

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With a copy to:

John Chilton, Esq.

Sullivan & Worcester LLP

Suite 700

1666 K Street NW

Washington, D.C. 20006

To Key Bridge:

Matthew Swendiman, Esq.

Key Bridge Compliance LLC

3050 K Street NW Suite 201

Washington, DC 20007

To Mason:

Dennis Mason

Key Bridge Compliance LLC

3050 K Street NW Suite 201

Washington, DC 20007

11.	Miscellaneous.

(a)                The failure of any party at any time to require performance by another party of any provision hereunder will in no way affect the right of that party thereafter to enforce the same, nor will it affect any other party’s right to enforce the same, or to enforce any of the other provisions in this Agreement; nor will the waiver by any party of the breach of any provision hereof be taken or held to be a waiver of any prior or subsequent breach of such provision or as a waiver of the provision itself.

(b)               This Agreement is a personal contract calling for the provision of unique services by Mason, and Mason’s rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by Mason or by Key Bridge. The rights and obligations of the Trust hereunder will be binding upon and run in favor of the successors and assigns of the Trust.

(c)                Each of the covenants and agreements set forth in this Agreement are separate and independent covenants, each of which has been separately bargained for and the parties hereto intend that the provisions of each such covenant shall be enforced to the fullest extent permissible. Should the whole or any part or provision of any such separate covenant be held or declared invalid, such invalidity shall not in any way affect the validity of any other such covenant or of any part or provision of the same covenant not also held or declared invalid. If any covenant shall be found to be invalid but would be valid if some part thereof were deleted or the period or area of application reduced, then such covenant shall apply with such minimum modification as may be necessary to make it valid and effective.

(d)               This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be wholly

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performed within that State, without regard to the principles of conflicts of law.

(e)                This Agreement sets forth the entire understanding among the parties as to the subject matter of this Agreement and merges and supersedes all prior agreements, commitments, representations, writings and discussions between the parties with respect to that subject matter. This Agreement may be terminated, altered, modified or changed only by a written instrument signed by all parties hereto.

(f)                 The Section headings contained herein are for purposes of convenience only and are not intended to define or list the contents of the Sections.

(g)               The provisions of this Agreement which by their terms call for performance subsequent to termination of the Term or of this Agreement shall survive such termination.

12.	Independent Contractor.

(a)                In rendering the services to be rendered by Mason hereunder, Mason shall be an independent contractor. Mason shall not be considered as having an employee status or being entitled to participate in any employee plans, arrangements or distributions by the Trust.

(b)               As an independent contractor, Mason shall be solely responsible for determining the means and methods for performing the professional and/or technical services described herein and shall have charge and responsibility for persons employed by Key Bridge and engaged in the performance of the specified work, if any. All of Mason’s activities will be at his own risk and he shall have sole responsibility for arrangements to guard against physical, financial, and other risks, as appropriate.

(c)                Mason shall not act as an agent for the Funds and shall not be entitled to enter into any agreements, incur any obligations on behalf of the Trust, or be authorized to bind the Trust in any matter whatsoever.

(d)               Except as otherwise required by law, the Trust shall not withhold any sums from the payments to be made hereunder for Social Security or other federal, state or local tax liabilities or contributions, and all withholding, liabilities, and contributions shall be solely Key Bridge’s and Mason’s responsibility.

(e)                Notwithstanding the parties’ intention and agreement that Mason be an independent contractor and not an employee of the Trust, the parties recognize that the applicable law and proper application thereof is not always clear. Mason understands and agrees that if he should be classified as an employee under any such law, Mason shall remain ineligible to participate in any of the Trust’s pension, profit-sharing (including 401(k)), health, life, and all other employee benefit plans, and Mason expressly waives any right to any such benefits. The fee to be paid to Key Bridge and Mason hereunder takes into account the fact that Mason is ineligible in all events to participate in such plans, and constitutes part of the consideration for this waiver. In addition, Mason acknowledges that policies and practices of the Trust with respect to their employees do not apply to Mason, and the terms of Mason’s engagement by the Trust are governed solely by the express provisions of this Agreement.

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13.               Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Cincinnati, Ohio by three arbitrators in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration; provided, however, that the Trust shall be entitled to commence an action in any court of competent jurisdiction to enforce any provision of Section 5 hereof. The prevailing party in any proceeding arising under or in connection with this Agreement shall be awarded its costs and reasonable attorneys’ fees incurred in connection with such proceeding. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. For purposes of entering such judgment or seeking enforcement of Section 5, the parties hereto hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the Southern District of Ohio; (ii) any of the courts of the State of Ohio; or (iii) any other court having jurisdiction. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which either may now or hereafter have to such jurisdiction and any defense of inconvenient forum. The parties hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

[Signature Page Follows]

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Please confirm your agreement with the foregoing by signing and returning the enclosed copy of this letter, following which this will be a legally binding agreement between us as of the date first written above.

F/m Funds Trust

/s/ Alexander Morris

Alexander Morris Chairman

Accepted and Agreed:

Key Bridge Compliance, LLC

By: /s/ Matthew A. Swendiman

Matthew A. Swendiman

Chief Executive Officer

/s/ Dennis Mason

Dennis Mason

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Exhibit A

Description of Services

Key Bridge and Mason agree to assist the Trust in complying with the Federal Securities Laws, as defined in Rule 38a-1 under the 1940 Act, and in meeting the Board’s responsibilities as outlined by Rule 38a-1. The scope and description of the services that Mason and Key Bridge shall provide to the Trust, are as follows:

PHASE I - RISK MANAGEMENT AND POLICIES AND PROCEDURES REVIEW

As part of the risk management and policies and procedures review, Mason will perform the services listed below.

a)	Evaluation of Internal Control Structure

1.	Conduct interviews with key employees responsible for the day-to-day operations of the Trust in relation to compliance with the Federal Securities Laws by the Trust and each Investment Adviser, distributor, administrator, fund accountant, transfer agent and custodian of the Trust (collectively the “Service Providers”).
2.	Assess from the interviews the operational risks and compliance with stated policies and procedures of the Trust and its Service Providers.
3.	Review internal audit and other reports maintained by the Trust and, to the extent practicable, its Service Providers, related to compliance with the Federal Securities Laws.
4.	Review any written policies and procedures provided pursuant to Item b. below to assess the appropriateness of such documents with respect to compliance with the Federal Securities Laws by the Trust and its Service Providers.

b)	Policies and Procedures

Conduct a review and assessment of the Trust’s policies and procedures pertaining to compliance with the Federal Securities Laws. This review will cover among other things, policies and procedures relating to:

•	Pricing of portfolio securities and Trust shares;
•	Processing of Trust shares;
•	Identification of affiliated persons to ensure that any transactions with affiliated persons are executed in compliance with the 1940 Act;
•	Protection of nonpublic information;
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•	Compliance with mutual fund governance requirements;
•	Document retention;
•	Business continuity and cybersecurity risk; and
•	Monitoring of marketing materials and public website.

In addition, Mason shall conduct a review of the policies and procedures of the Trust’s
Service Providers, as they relate to the Trust’s compliance with the Federal Securities Laws.

Investment Adviser Review

The review of the policies and procedures of the Investment Adviser shall cover, among other things, to the extent applicable to the Trust:

a)	Portfolio management processes, including allocation of investment opportunities among clients and consistency of portfolios with clients’ investment objectives, disclosures by the Trust, and applicable regulatory restrictions;
b)	Trading practices, including procedures by which the Trust satisfies its best execution obligation, uses client brokerage to obtain research and other services (“soft dollar arrangements”), and allocates aggregated trades among clients;
c)	Assessment of due diligence and monitoring oversight of Trust’s sub-advisers to determine the adequacy of compliance infrastructure and meeting the requirements of applicable federal securities laws;
d)	Personal trading activities of supervised persons;
e)	Accuracy of disclosures made to investors, clients, and regulators;
f)	Safeguarding of client assets or inappropriate use by advisory personnel;
g)	The accurate creation of required records and their maintenance in a manner that secures them from unauthorized alteration or use and protects them from untimely destruction;
h)	Marketing of advisory services, including the use of solicitors;
i)	Processes to value client holdings;
j)	Safeguards for the privacy protection of client records and information;
k)	Process and interaction with authorized participants of the Trust; and
l)	Business continuity plans and Cybersecurity Risk policy controls.

It is understood that the Chief Compliance Officer of the Investment Adviser is primarily responsible for compliance with Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended, and for overseeing, with respect to the portfolios they advise and activities of Trust’s sub-advisers, each of the foregoing items.

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Distributor Review

The review of the policies and procedures of distributor shall cover, among other things, to the extent applicable to the Trust:

a)	Offering and sale of Trust shares;
b)	Interface with Investment Adviser on securing and negotiating agreements with intermediaries;
c)	Accuracy of disclosures made to investors, clients, and regulators;
d)	Accurate creation of required records and their maintenance in a manner that secures them from unauthorized alteration or use and protects them from untimely destruction;
e)	Personal trading activities of supervised persons;
f)	Trust’s selling agreement process with intermediaries;
g)	Payments of 12b-1 fees to selling brokers;
h)	Anti-money laundering policies and procedures;
i)	Advertising review process, submission of materials to the SEC and FINRA for approval and the maintenance of advertising review records; and
j)	Business continuity plans.

Administrator, Fund Accountant, Transfer Agent and Custodian Review

The review of the policies and procedures of administrator, fund accountant, transfer agent and custodian shall cover, among other things, to the extent applicable to the Trust:

a)	The accuracy of disclosures made to investors, clients, and regulators;
b)	Maintenance of records including board materials and correspondence with regulators;
c)	Personal trading activities of supervised persons;
d)	Processes to ensure timely filing of regulatory statements and reports;
e)	Auditors comments noted in SOC-1 or similar reports;
f)	Anti-money laundering policies and procedures;
g)	Transmission of purchase and redemption records to clients and exchanges and processing the payment of distributions;
h)	Custodial safeguarding of Trust’s underlying securities, trade processing, settlement and clearing of the Trust’s underlying securities; and
i)	Business continuity plans.
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As part of the review, Mason may rely on summaries, certifications, attestations, compliance testing/reviews or statements prepared by the chief compliance officers of a Service Provider or a third party.

Each Service Provider is responsible for proper development and implementation of its policies and procedures. Although Mason performs a review of each Service Provider’s policies, procedures and standard business practices, Mason and Key Bridge are not responsible and cannot ensure that all necessary policies are adopted and implemented by such Service Provider.

PHASE II - AMENDING AND DRAFTING OF POLICIES AND PROCEDURES

Based on the analysis performed under Phase I, Mason will conduct any additional research that is necessary in order to ensure that the current practices of the Trust are in compliance with the Federal Securities Laws and relevant rules promulgated thereunder. Additionally, Mason will recommend amendments and draft policies and procedures for the areas identified in Phase I, including amending such policies and procedures as they pertain to:

a.	Consistency with regulatory expectations of risk based policies and procedures;
b.	Maintaining compliance with SEC regulations, under Rule 38a-1 under the 1940 Act; and
c.	Consistency within the structure, organization, and format of the policies and procedures.

Any amendments to the policies and procedures drafted by Mason will be based on industry best practices and regulatory pronouncements and will be presented to the Board for review and approval.

PHASE III – MONITORING AND BOARD REPORTING

Mason will create appropriate records and monitor the Trust’s Compliance Program for effectiveness, including periodic dialogue with key compliance personnel at the Trust’s Service Providers.

Mason will conduct an annual review to assess compliance with the Trust’s Compliance Program and its overall effectiveness, and will prepare a written report to the Board annually, within sixty calendar days of the completion of the annual review, that addresses the operation of the policies and procedures of the Trust and its Service Providers, any material changes made to those policies and procedures since the date of the last report, and any material changes to the policies and procedures recommended as a result of the annual review, and each “Material Compliance Matter” as defined in Rule 38a-1 under the 1940 Act.

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Schedule A

SERIES OF THE TRUST

F/m Investments Large Cap Focused Fund

Oakhurst Fixed Income Fund

Oakhurst Short Duration Bond Fund

Oakhurst Short Duration High Yield Credit Fund

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